Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

April 25, 2006	For Immediate Release

NewMil Bancorp Reports First Quarter Earnings Per Share of $0.54
Announces $0.22 Quarterly Dividend

New Milford, CT—(April 25, 2006) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its first quarter ended March 31, 2006.

Diluted earnings per share increased 4% to $0.54 for the first quarter ended March 31, 2006 from $0.52 for the first quarter ended March 31, 2005. Net income for the quarter was substantially unchanged at $2.22 million compared to $2.23 million for first quarter of 2005.

NewMil’s results for the first quarter of 2006 reflect the challenging interest rate environment affecting the entire banking industry. Net interest income was $6.3 million for the quarter as compared with $6.4 million in the fourth quarter of 2005 and $6.6 million in the first quarter of 2005. Taxable equivalent net interest income was $6.5 million for the quarter compared with $6.6 million in the fourth quarter of 2005 and $6.6 million in the first quarter of 2005.

The net interest margin was 3.19% for the quarter compared to 3.31% in the fourth quarter of 2005 and 3.71% in the first quarter of 2005. The compression in net interest margin was mostly due to the rise in short term rates and the prolonged flatness of the yield curve, which has reduced the gap between short- and intermediate-term interest rates and the spread between what banks earn on loans and securities and pay on deposits and borrowings. NewMil has sought to offset this effect by growing earning assets. During the quarter average earning assets were up $20 million over the fourth quarter of 2005 and up $120 million over the first quarter of 2005.

Non-interest income was $1.1 million for the quarter, and included a gain of $200,000 from the sale of OREO, as compared with $0.9 million for the first quarter of 2005. Non-interest expense was $4.3 million for the quarter and was substantially unchanged when compared with the prior year period. The decrease in the provision for income tax for the quarter when compared with the prior year period was principally due to increased holdings of tax exempt securities. The efficiency ratio was 58.6% for the first quarter of 2006.

NewMil’s assets grew $3.3 million during the first quarter to $877.8 million at March 31, 2006. Gross loans increased $18.5 million during the quarter to $516.2 million at March 31, 2006. Asset quality remains strong, as evidenced by nonperforming assets at 23 basis points of total assets at March 31, 2006. Deposits grew $3.3 million during the quarter to $619.3 million at March 31, 2006.

At March 31, 2006, book value and tangible book value per common share were $12.84 and $10.85, respectively, and tier 1 leverage and total risk-based capital ratios were 6.77% and 13.17%, respectively. Return on average shareholders’ equity was 17% for the first quarter of 2006 versus 16% for the first quarter of 2005.

(continued)

Francis J. Wiatr, NewMil’s Chairman, President and CEO noted, “Given the continued compression of net interest margin due to the current flat interest rate environment, we are pleased with our results for the quarter. Our commercial lending business was solid during the quarter and we continued to build market share with this important segment of our business. Recently released statistics by the U.S. Small Business Administration rank NewMil Bank as one of the top originators in the State of Connecticut for 504 loans.

“Our retail banking programs also continued to grow during the quarter, even as we faced an ever more competitive market. Sales of our highly competitive Health Savings Account (HSA) product were particularly successful during the quarter, and we attracted many new accounts as a result of targeted marketing programs to benefits brokers.

The Board of Directors also announced a quarterly dividend of $0.22 per common share, payable on May 17, 2006 to shareholders of record on May 3, 2006.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 20 full-service banking offices.

Please also refer to Webster Financial Corporation’s (NYSE: WBS) press release of April 25, 2006, which announced that the Board of Directors of NewMil has entered into a definitive agreement with Webster for Webster to acquire NewMil.

Financial highlights are attached.

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Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

(continued)

NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	Three month
	period ended
	March 31
STATEMENT OF INCOME	2006	2005
Interest and dividend income	$11,256	$9,279
Interest expense	4,972	2,719
Net interest income	6,284	6,560
Provision for loan losses	-	-
Non-interest income
Service fees on deposit accounts	656	702
Gains on sales of mortgage loans	11	52
Gain on sale of OREO	200	-
Other non-interest income	198	193
Total non-interest income	1,065	947
Non-interest expense
Compensation	2,419	2,312
Occupancy and equipment	791	787
Postage and telecommunication	145	133
Professional services, collection & OREO	182	226
Printing and office supplies	97	104
Marketing	67	67
Service bureau EDP	92	93
Amortization of intangible assets	25	37
Other	489	496
Total non-interest expense	4,307	4,255
Income before income taxes	3,042	3,252
Provision for income taxes	824	1,017
Net income	$2,218	$2,235

Per common share
Diluted earnings	$0.54	$0.52
Basic earnings	0.54	0.53
Cash dividends	0.22	0.20

Statistical data
Net interest margin, (fully tax equivalent)	3.19%	3.71%
Efficiency ratio	58.61	56.68
Return on average assets	1.02	1.19
Return on average common
shareholders’ equity	16.81	16.08
Weighted average equivalent
common shares outstanding, diluted	4,141	4,309

(continued)

NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	March 31,	March 31,	December 31,
	2006	2005	2005

FINANCIAL CONDITION
Total assets	$877,774	$789,800	$872,991
Loans, net	511,265	476,772	492,763
Allowance for loan losses	4,941	5,001	4,949
Securities	306,264	258,079	322,343
Cash and cash equivalents	23,235	20,664	22,564
Intangible assets	8,069	8,203	8,093
Deposits	619,251	604,284	615,995
Federal Home Loan Bank advances	180,299	98,663	174,266
Repurchase agreements	11,806	14,186	15,491
Long term debt	9,881	9,821	9,866
Shareholders' equity	52,272	54,582	53,016
Non-performing assets	2,041	476	1,590
Deposits
Demand (non-interest bearing)	$79,818	$71,039	$77,383
NOW accounts	79,475	84,766	82,400
Money market	138,401	151,220	146,007
Savings and other	90,658	87,130	88,142
Certificates of deposit	230,899	210,129	222,063
Total deposits	619,251	604,284	615,995

Per common share
Book value	$12.84	$12.96	$12.98
Tangible book value	10.85	11.01	10.99

Statistical data
Non-performing assets to total assets	0.23%	0.06%	0.18%
Allowance for loan losses to total loans	0.96	1.04	0.99
Allowance for loan losses to non-performing loans	242.09	1,240.94	311.26
Common shareholders' equity to assets	5.96	6.91	6.07
Tangible common shareholders' equity to assets	5.04	5.87	5.15
Tier 1 leverage capital	6.77	7.75	6.81
Total risk-based capital	13.17	14.23	13.09
Common shares outstanding, net
(period end)	4,073	4,211	4,086

- End -